Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

November 9, 2023

Americold Realty Trust, Inc.

10 Glenlake Parkway NE

Atlanta, GA 30328

Ladies and Gentlemen:

We have acted as counsel for Americold Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate gross sales price of $900,000,000 (the “Shares”) that may be sold by the Company from time to time pursuant to the ATM Equity Offering Sales Agreement, dated November 9, 2023 (the “Distribution Agreement”), among the Company, Americold Realty Operating Partnership, L.P. (the “Operating Partnership”) and (i) BofA Securities, Inc., Robert W. Baird & Co. Incorporated, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Jefferies LLC, Citizens JMP Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Rabo Securities USA, Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., and Truist Securities, Inc., as sales agents, forward sellers (except in the case of Citizens JMP Securities, LLC and Rabo Securities USA, Inc.) and/or principals (in any such capacity, each, an “Agent,” and collectively, the “Agents”) and (ii) Bank of America, N.A., Robert W. Baird & Co. Incorporated, Citibank, N.A., Goldman Sachs & Co. LLC, HSBC Bank USA, National Association, Jefferies LLC, JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., Regions Securities LLC, Royal Bank of Canada, The Bank of Nova Scotia, and Truist Bank (in such capacity, each, a “Forward Purchaser,” and collectively, the “Forward Purchasers”).

You have requested our opinion regarding (i) the qualification of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the statements in the Registration Statement and the Prospectus (as defined below) under the caption “Material U.S. Federal Income Tax Considerations” to the extent they describe applicable U.S. federal income tax law.

Alston & Bird LLP	www.alston.com
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November 9, 2023

In rendering the opinion expressed herein, we have reviewed (i) the Registration Statement on Form S-3 (Registration Nos. 333-270664 and 333-270664-01) filed by the Company and the Operating Partnership under the Securities Act, on March 17, 2023, covering the public offering and sale of shares of the Common Stock, including the Shares (including the information deemed to be a part thereof pursuant to Rule 430B under the Securities Act) (the “Registration Statement”), (ii) the base prospectus dated March 17, 2023 (the “Base Prospectus”) included in the Registration Statement, (iii) the prospectus supplement dated November 9, 2023, filed by the Company pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”), (iv) the Distribution Agreement, and (v) the form of registered forward confirmation that may be entered into between the Company and any Forward Purchaser (the “Confirmations”). In rendering the opinion expressed herein, we have reviewed and relied upon, without independent investigation thereof, the analyses of qualifying income and assets prepared by the Company, the Closing Agreement between the Company and the Commissioner of Internal Revenue dated December 21, 2017 (the “Closing Agreement”), the Request for Closing Agreement dated November 16, 2016 and Exhibits attached thereto (together, the “Request for Closing Agreement”), and all documents and correspondence submitted to the U.S. Internal Revenue Service (“IRS”) in connection therewith, the representations of the Company contained in an officer’s certificate delivered to us on or about the date hereof (the “Officer’s Certificate”), and such other documents as we have deemed appropriate. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, that no material facts were omitted from the Request for Closing Agreement or the Officer’s Certificate, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company.

Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

(1) The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 2020, through December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2023, and future taxable years.

(2) The statements set forth in the Registration Statement and the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

November 9, 2023

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, the Closing Agreement, current administrative positions of the IRS, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained through consultation with officers of the Company and the representations that have been made to us, and the factual representations made to the IRS in the Request for Closing Agreement, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate, or if any of the representations made to us, is, or later becomes, inaccurate or incomplete in any material respect, or if any of the factual representations made to the IRS in the Request for Closing Agreement or in the Closing Agreement (including its recitals) is inaccurate or incomplete in any material respect. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Our opinion is not binding on the IRS or any court. Accordingly, no complete assurance can be given that the IRS will not challenge our opinion or that a court will not agree with the IRS.

Our opinion is limited to the tax matters specifically covered thereby. We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership in any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

The Company’s status as a REIT at any time during the current year and subsequent years is dependent upon, among other things, the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT in any particular taxable years. In addition, our opinions do not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code and Treasury Regulations that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT, including a “reasonable cause” provision that cures a failure to comply with the REIT gross income tests if the Company reasonably relied on a reasoned opinion of a tax advisor in characterizing an item of gross income for purposes of such tests and disclosed such item of income on its tax return. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

This opinion letter is provided to you for your use solely in connection with the offering of the Shares described herein and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context. No opinion other than that expressly contained herein may be inferred or implied.

November 9, 2023

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Form 8-K, filed with the Commission on November 9, 2023. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Alston & Bird LLP